Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-266291, 333-263345, 333-254770, 333-237658, 333-229921, 333-224492, 333-220058, 333-204590 and 333-193635) and Form S-3 (File Nos. 333-256643, 333-234107 and 333-225048) of ADMA Biologics, Inc. and subsidiaries (the “Company”) of our report, dated March 23, 2023, on our audits of the Company’s  consolidated financial statements  as of December 31, 2022 and 2021 and for the years then ended, included in this Annual Report on Form 10-K of ADMA Biologics, Inc. and subsidiaries for the year ended December 31, 2022.

/s/ CohnReznick LLP

Parsippany, New Jersey

March 23, 2023